Exhibit 99.1

CONTACT:	Scott B. Flaherty
Chief Financial Officer
(415) 408-4700

NEWS RELEASE

Willis Lease Finance Commits to Offering of $335.7 Million in Fixed Rate Notes

NOVATO, CA — July 28, 2017 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“Willis”), a leading lessor of commercial jet engines, announced today that its wholly-owned subsidiary Willis Engine Structured Trust III (“WEST III”), has priced $335.7 million in aggregate principal amount of fixed rate notes (the “Notes”). As previously announced, the Notes will be issued in two series, with the Series A Notes to be issued in an aggregate principal amount of $293.7 million and the Series B Notes in an aggregate principal amount of $42 million. The Notes will be secured by, among other things, WEST III’s direct and indirect interests in a portfolio of 56 aircraft engines. The planned closing date is on or around August 4, 2017.

The Series A Notes will have a fixed coupon of 4.69%, an expected maturity of approximately 10 years, an expected weighted average life (based on certain modeling assumptions) of 7.59 years and a final maturity of 25 years and Series B Notes will have a fixed coupon of 6.36%, an expected maturity of approximately 10 years, an expected weighted average life (based on certain modeling assumptions) of 7.59 years and a final maturity of 25 years. The Series A Notes will be issued at a price of 99.91487% of par and the Series B Notes will be issued at a price of 98.29606% of par.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in Willis’ Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.